SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  VIZACOM INC.
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

               Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                                  VIZACOM INC.

                    -----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 17, 2001

                    -----------------------------------------

To the Stockholders of
VIZACOM INC.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Vizacom Inc. will be held at the offices of PWR Systems, Inc., located at the Long Island Technology Center, 3500 Sunrise Highway, Great River, New York 11739, on Thursday, May 17, 2001, commencing at 10:00 a.m. (local time), or at any adjournment or postponement thereof, for the following purposes:

      1.   To elect two directors in Class II to our board of directors;

      2. To consider to act upon a proposal to grant our board of directors authority to amend our certificate of incorporation to authorize a one-for-three (1:3), one-for-five (1:5), one- for-eight (1:8) or one-for-ten (1:10) reverse stock split of our common stock;

      3. To approve the issuance of 912,900 shares of our common stock that we are currently obligated to issue pursuant to the terms of our agreement and plan of merger, as amended, with respect to our acquisition of our PWR Systems subsidiary in March 2000;

      4. To consider and act upon such other business as may properly come before our board of directors.

     The foregoing matters are more fully described in the proxy statement accompanying this notice to which your attention is directed.

     Only our stockholders of record at the close of business on March 29, 2001, will be entitled to vote at the annual meeting or at any adjournment thereof. You are requested to sign, date and return the enclosed proxy at your earliest convenience in order that your shares may be voted for you as specified.


                                   By order of the board of directors,


                                    /s/ Neil M. Kaufman
                                   Neil M. Kaufman, chairman and secretary

April 3, 2001
Bohemia, New York

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  VIZACOM INC.
                         3512 Veterans Memorial Highway
                             Bohemia, New York 11716

                    -----------------------------------------

                                 PROXY STATEMENT

                    -----------------------------------------


                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 17, 2001




     This annual meeting of stockholders of Vizacom Inc., a Delaware corporation, will be held at the offices of PWR Systems, Inc., located at the Long Island Technology Center, 3500 Sunrise Highway, Great River, New York 11739, on Thursday, May 17, 2001, commencing at 10:00 a.m. (local time), and any adjournments and postponements thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders. THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF OUR BOARD OF DIRECTORS FOR USE AT THIS ANNUAL MEETING, AND AT ANY ADJOURNMENTS AND POSTPONEMENTS OF THIS ANNUAL MEETING. The approximate date on which this proxy statement and the enclosed proxy are being first mailed to stockholders is April 4, 2001.

     If a proxy in the accompanying form is duly executed and returned, the shares represented by such proxy will be voted as specified, subject to any applicable voting or irrevocable proxy agreements. Any person executing an enclosed proxy may revoke it prior to its exercise either by letter directed to us or in person at this annual meeting.

     Throughout this proxy statement, the terms "we," "us," "our" and "our company" refers to Vizacom Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

VOTING RIGHTS

     Only stockholders of record at the close of business on March 29, 2001 (the "Record Date") will be entitled to vote at the annual meeting or any adjournment thereof. We currently have outstanding only a single class of voting capital stock, namely, shares of common stock, $.001 par value per share. Each share of common stock issued and outstanding on the record date is entitled to one vote at this annual meeting. As of the record date, there were 18,750,818 shares of our common stock outstanding.

     Directors will be elected by a plurality of votes cast at the annual meeting in person or by proxy (Proposal No. 1). The affirmative vote, in person or by proxy, of a majority of the votes entitled to be cast at this annual meeting is required for adoption of the amendment of our certificate of incorporation (Proposal No. 2). The majority of votes actually cast, in person or by proxy, are required for the approval of issuance of 912,900 shares of our common stock that we are obligated to issue pursuant to our agreement and plan of merger, as amended, with respect to our acquisition of our PWR Systems subsidiary in March 2000 (Proposal No. 3). For purposes of determining whether proposals have received a majority of votes cast, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will not be included in the vote totals. Therefore, the effect of abstentions and broker non-votes is the same as that of a vote "against" Proposal No. 2 to authorize our board of directors to amend our certificate of incorporation to authorize either a one-for-three (1:3), one-for-five (1:5), one-for-eight (1:8) or one-for-ten (1:10) reverse stock split of our common stock, while abstentions and broker non-votes will have no effect on the vote for the election of directors with respect to Proposal No. 1 or for the issuance of share of our common stock with respect to Proposal No. 3. Abstentions also will be counted in the determination of whether a quorum exists for the purposes of transacting business at this annual meeting.


                               SECURITY OWNERSHIP

     Our common stock is the only class of our voting securities presently outstanding. The following table sets forth information with respect to the beneficial ownership of shares of our common stock, as of the record date, by:
     -    each person known by us to beneficially own 5% or more of
          the outstanding shares of our common stock, based on filings with the Securities and Exchange Commission and certain other information,
     -    each of our directors,
     - each of our executive officers (including executive officers as of December 31, 2000), and
     -    all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. In addition, under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined.

     Except as otherwise indicated in the notes to the following table,
     - we believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners, and
     - the address for each beneficial owner listed in the table is Vizacom Inc., 3512 Veterans Memorial Highway, Bohemia, New York 11716


                                                  Amount and Nature
                                                   of Common Stock          Percentage of Shares
Name of Beneficial Owner                          Beneficially Owned         Beneficially Owned
------------------------                          ------------------         ------------------
Vincent DiSpigno. . . . . . . . . . . . . .           1,110,921 (1)                  5.9
David N. Salav. . . . . . . . . . . . . . .           1,110,921 (2)                  5.9
Mark E. Leininger . . . . . . . . . . . . .             826,976 (3)                  4.3
Marc E. Jaffe . . . . . . . . . . . . . . .             308,817 (4)                  1.6
Neil M. Kaufman . . . . . . . . . . . . . .             317,843 (5)                  1.7
Edward J. Proctor . . . . . . . . . . . . .                 100 (6)                  *
Alan W. Schoenbart. . . . . . . . . . . . .             158,333 (7)                  *
Francis X. Murphy . . . . . . . . . . . . .              58,332 (8)                  *
David A. Buckel   . . . . . . . . . . . . .              28,332 (9)                  *
Yitz Grossman.  . . . . . . . . . . . . . .           1,711,178 (10)                 9.0
All officers and directors as a group
(9 persons) . . . . . . . . . . . . . . . .           3,920,575 (11)                19.4
----------
* Less than 1.0%.

(1) Includes (a) 90,833 shares of our common stock issuable upon exercise of options granted to Mr. DiSpigno under our various stock plans which are exercisable within the next 60 days and (b) 285,088 additional share of our common stock that were issued to Mr. DiSpigno pursuant to post-closing adjustments to the purchase price under the PWR merger agreement. Does not include (a) 144,167 shares of our common stock issuable upon exercise of options granted to Mr. DiSpigno under our various stock plans which are not exercisable within the next 60 days or (b) 456,450 additional shares of our common stock we plan to issue to Mr. DiSpigno to complete the purchase price adjustment under the PWR merger agreement, subject to stockholder approval pursuant to Proposal No. 3 in this proxy statement.

(2) Includes (a) 90,833 shares of our common stock issuable upon exercise of options granted to Mr. Salav under our various stock plans which are exercisable within the next 60 days and (b) 285,088 additional share of our common stock that were issued to Mr. Salav pursuant to post-closing adjustments to the purchase price under the PWR merger agreement. Does not include (a) 144,167 shares of our common stock issuable upon exercise of options granted to Mr. Salav under our various stock plans which are not exercisable within the next 60 days or (b) 456,450 additional shares of our common stock we plan to issue to Mr. Salav to complete the purchase price adjustment under the PWR merger agreement, subject to stockholder approval pursuant to Proposal No. 3 in this proxy statement.

(3) Includes (a) 3,333 shares of our common stock held by Mr. Leininger and his spouse as joint tenants and (b) 523,643 shares of common stock issuable upon exercise of options granted to Mr. Leininger under our various stock plans which are exercisable within the next 60 days. Does not include 112,607 shares of common stock issuable upon exercise

                                      -3-

     of options granted to Mr. Leininger under our various stock plans which are not exercisable within the next 60 days.

(4) Includes 255,484 shares of our common stock issuable upon exercise of options granted to Mr. Jaffe under our various stock plans which are exercisable within the next 60 days. Does not include 82,014 shares of common stock issuable upon exercise of options granted to Mr. Jaffe under our various stock plans which are not exercisable within the next 60 days. The address for Mr. Jaffe is 733 Third Avenue, Fifteenth Floor, New York, New York 10017.

(5) Includes 261,106 shares of our common stock issuable upon exercise of options granted to Mr. Kaufman under our various stock plans which are exercisable within the next 60 days. Does not include options to purchase 128,894 shares of common stock granted to Mr. Kaufman under our various stock plans which are not exercisable within the next 60 days. The address for Mr. Kaufman is c/o Kaufman & Moomjian, LLC, 50 Charles Lindbergh Boulevard, Suite 206, Mitchel Field, New York 11553.

(6)  The address for Mr. Proctor is 801 Midland Road, Oradel, New Jersey 07649.

(7) Represents 158,333 shares of our common stock issuable upon exercise of options granted to Mr. Schoenbart which are exercisable within the next 60 days. Does not include options to purchase 131,667 shares of common stock granted to Mr. Schoenbart which are not exercisable within the next 60 days.

(8) Includes 28,332 shares of our common stock issuable upon exercise of options granted to Mr. Murphy under our various stock plans which are exercisable within the next 60 days. Does not include options to purchase 56,668 shares of common stock granted to Mr. Murphy which are not exercisable within the next 60 days.

(9) Represents 28,332 shares of our common stock issuable upon exercise of options granted to Mr. Buckel under our various stock plans which are exercisable within the next 60 days. Does not include options to purchase 56,668 shares of our common stock granted to Mr. Buckel which are not exercisable within the next 60 days.

(10) Includes (a) 1,233,368 shares of our common stock beneficially owned by Target Capital Corp., a company of which Mr. Grossman is a principal,
     (b) 260,000 shares of our common stock issuable upon the exercises of warrants held by Target, all of which are exercisable within the next 60 days and (c) 133,987 shares of our common stock beneficially owned by the Yitz Grossman Charitable Trust, of which Mr. Grossman is trustee. The address for Mr. Grossman is c/o Target Capital Corp., 40 Fulton Street, Seventh Floor, New York, New York 10038.

                                      -4-

(11) Includes (a) the aggregate 2,483,679 shares of our common stock held jointly with, or individually, by spouses of our officers and directors, and (b) an aggregate 1,436,896 shares of our common stock issuable upon the exercise of the options or warrants discussed in notes (1) through
     (9) above which are convertible or exercisable within the next 60 days. Does not include any shares of our common stock beneficially owned by Mr. Grossman, who is neither an officer or a director.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTOR

THE THREE CLASSES OF OUR BOARD

  Our board of directors is divided into three classes. The directors in each class serve for three-year terms. Set forth below are the members of each class and the year in which the term of each director class expires.

           CLASS I                     CLASS II                     CLASS III
       (TO SERVE UNTIL              (TO SERVE UNTIL              (TO SERVE UNTIL
     THE ANNUAL MEETING           THE ANNUAL MEETING           THE ANNUAL MEETING
  OF STOCKHOLDERS IN 2003)     OF STOCKHOLDERS IN 2001)     OF STOCKHOLDERS IN 2002)
  ------------------------     ------------------------     ------------------------
     Marc E. Jaffe                Vincent DiSpigno               David A. Buckel
     Francis X. Murphy            Neil M. Kaufman                David N. Salav



DIRECTOR-NOMINEES

     Neil M. Kaufman and Vincent DiSpigno, two of our current directors, have been nominated by our board of directors for election as directors in Class II, each to hold office until the Annual Meeting of Stockholders to be held in 2004, unless he shall resign, become disqualified, disabled or shall otherwise be removed from office. Shares represented by executed proxies in the form enclosed will be voted, if authority to do so is not withheld, for the election as Class II directors of each of Messrs. Kaufman and DiSpigno, unless he shall be unavailable, in which case such shares will be voted for the substitute nominee designated by our board. Our board has no reason to believe that either of Messrs. Kaufman and DiSpigno will be unavailable or, if elected, will decline to serve.

     Directors will be elected by a plurality of votes cast at the annual meeting.

     Our board of directors recommends a vote FOR the election of each of Messrs. Kaufman and DiSpigno as directors in Class II.

DIRECTOR COMPENSATION

     Directors receive no cash compensation for their services as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of our board of directors. Members of our board who are not also employees, of which there currently are three, are eligible to participate in our Outside Director and Advisor Stock Option Plan. In addition, directors who serve on one or more committees generally receive an option to purchase 10,000 shares of our common stock for each year of such service, at the board's discretion. Our board met fourteen times during 2000. All of our current directors attended not less than 75% of such meetings of the board and committees thereof on which they serve.

BOARD COMMITTEES

     The compensation committee of our board of directors currently consists of David A. Buckel and Francis X. Murphy. Our compensation committee held five meetings and acted by unanimous written consent on five occasions during 2000. The compensation committee generally reviews and approves of our executive compensation and administers all of our stock plans.

     The audit committee of our board of directors currently consists of Marc E. Jaffe, Francis X. Murphy and David A. Buckel. Our audit committee met six times during 2000. Our audit committee selects, evaluates and where appropriate can replace our independent certified public accountants. The audit committee is primarily responsible for overseeing our management's conduct of our financial reporting process, including the review of our financial reports and other financial information, our systems of internal accounting and financial controls, the annual independent audit of financial statements and our legal compliance and ethics programs as established by our management and our board of directors, as well as any reports as established by our management and our board of directors, as well as any reports or recommendations issued by the independent certified public accountants.

AUDIT COMMITTEE REPORT

        The audit committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference therein.

        The audit committee consists of three members, all of whom are "independent" under the Nasdaq listing standards as currently in effect. None of the audit committee members is a current officer or employee of our company or any of its affiliates.

        The board of directors has adopted a written charter for the audit committee which is included with this proxy statement as Appendix A. The charter has been approved and adopted by the board and is reviewed and reassessed annually by the audit committee. The charter sets forth the responsibilities, authirity and specific duties of the audit committee. The charter specifies, among other things, the structure and membership requirements of the audit committee, as well as the relationship of the audit committee to our independent accountants and management.

As set forth in the audit committee charter, management is responsible for the preparation and integrity of our financial statements. The audit committee reviewed our audited financial statements for the year ended
December 31, 2000 and met with both management and the independent accountants to discuss such financial statements. Management and the independent certified public accountants have represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles.

        The audit committee received the written disclosures and the letter from our independent certified public accountants regarding their independence from us as required by Independence Standards Board Standard No. 1 and has discussed with the independent certified public accountants such accountants' independence with respect to all services that it rendered to us. The audit committee also discussed with the independent accountants any matters required to be discussed by Statement on Auditing Standards No. 61.

        Based upon these reviews and discussions, the audit committee has recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-KSB for the year ended December 31, 2000.

                                                Marc E. Jaffe
                                                Francis X. Murphy
                                                David a. Buckel

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us, together with written representations received by us from applicable parties that no Form 5 was required to be filed by such parties, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed all such required reports during and with respect to our 2000 fiscal year.

OUR EXECUTIVE OFFICERS AND DIRECTORS

     Our current executive officers and directors, and their ages, positions and offices with us are as follows:

NAME                     AGE  POSITIONS AND OFFICES
----                     ---  ---------------------
Vincent DiSpigno         44   President and Director, Chief Executive Officer of
                              PWR Systems
Neil M. Kaufman, Esq.    40   Chairman of the Board of Directors and Secretary
David A. Buckel          39   Director
Marc E. Jaffe, Esq.      48   Director
Francis X. Murphy        52   Director
David N. Salav           34   Vice President, Chief Information Officer and
                              Director; President of PWR Systems
Alan W. Schoenbart       42   Vice President - Finance and Chief Financial
                              Officer

     Set forth below is a brief description of the background of our executive officers and directors, based on information provided by them to us.

     VINCENT DISPIGNO has been a director since April 2000, has been president since January 2001 and from April 2000 to January 2001 he was a vice president. He has been the chief executive officer of PWR Systems since June 1994. For three years prior to that, Mr. DiSpigno was a corporate marketing manager for Arrow Electronics Inc., a major electronics distributor. For five years prior to that, Mr. DiSpigno was a district manager for BusinessLand Inc., a national value added reseller.

     NEIL M. KAUFMAN, ESQ. has been a director since December 1996 and chairman of the board since January 2001. In his capacity as chairman, he does not serve as our chief executive officer. Mr. Kaufman served as our secretary since January 2001 and from December 1996 to December 1997. Mr. Kaufman is currently a member of Kaufman & Moomjian, LLC, our corporate counsel. From January 1997 to December 1997, Mr. Kaufman was a partner in Moritt, Hock & Hamroff, LLP. From 1993 to January 1997, he was a member of Blau, Kramer, Wactlar & Lieberman, P.C. From 1984 to 1993, Mr. Kaufman was associated with Lord Day & Lord, Barrett Smith. Each of these four law firms served as our counsel during the periods in which Mr. Kaufman was affiliated or associated with such firms. Mr. Kaufman received a JD degree from New York University School of Law in 1984 and a BA degree from SUNY Binghamton in 1981.

     DAVID A. BUCKEL has been a director since January 2001. Mr. Buckel currently is vice president of Business Development for Hostpro, an Internet service provider. From July 1995 to March 2001, Mr. Buckel was a senior vice president and chief financial officer of AppliedTheory Corporation, a Nasdaq-listed company that provides web enabling internet solutions. Mr. Buckel has a BS in accounting from Canisius College and an MBA in Finance and Operations management from Syracuse University.

     MARC E. JAFFE, ESQ. has served as a director since August 1995, our chairman of the board of directors from January 1998 through January 2001 and our secretary from December 1997 through January 2001. In his capacity as chairman, he did not serve as our chief executive officer. Mr. Jaffe is vice president of Licensing and Business Affairs for Rodale Inc. From November 1999 through December 2000 Mr. Jaffe was managing director - New York of Double Impact, Inc., a global venture catalyst for Internet-based companies. From 1992 through November 1999, Mr. Jaffe was president of Electronic Licensing Organization, Inc., which, from time to time, has acted as our agent in the acquisition of certain electronic publishing rights. From 1988 to 1991, Mr. Jaffe was executive vice president of database management for Franklin Electronic Publishers, a New York Stock Exchange-listed company engaged in the business of publishing electronic books on hand held media. From 1985 through 1987, Mr. Jaffe was President of the software and video division of Simon & Schuster, a publishing company. Mr. Jaffe received a JD degree from Columbia University School of Law in 1976 and a BA from Columbia College in 1973.

     FRANCIS X. MURPHY has been a director since August 2000. Mr. Murphy is the founder and has served as president of Emerging Technology Ventures, Inc., a finance, merger and acquisition and technology consulting firm based in Huntington, New York, from its inception in September 1994 and through the current date. Previously, Mr. Murphy served in executive management positions with various information technology and leading health care products firms, including Advanced Computer Technologies, Inc. and Baxter International Inc. Since September 1995 and through the current date, he also has served as a director of insci- statements.com, Corp., a Nasdaq-listed company which provides Internet-based and on-site enterprise software and services solutions for electronic statement presentment, digital document storage, workflow and electronic commerce. Mr. Murphy holds a BA and MBA in Corporate Finance from Adelphi University.

     DAVID N. SALAV has been a director and vice president since April 2000 and has been chief information officer since January 2001. He has been the president of PWR since its inception in 1991. For one year prior to that, Mr. Salav was a business development manager for Arrow Electronics, a major electronics distributor. Mr. Salav received a BA degree from the State University of New York at Buffalo in 1989.

     ALAN W. SCHOENBART has been our vice president - finance and chief financial officer since April 1999. Mr. Schoenbart served as chief financial officer of Windswept Environmental Group Inc., an environmental remediation company, from September 1997 to April 1999. He was chief financial officer of Advanced Media Inc., a multimedia company, from August 1995 to August 1997. Mr. Schoenbart was controller of GoodTimes Entertainment, a producer and distributor of video and software products, from September 1993 to July 1995. Mr. Schoenbart is a certified public accountant and received a BS degree from Fairleigh Dickinson University in 1981.

EXECUTIVE COMPENSATION.

     The following summary compensation table sets forth, for the three years ended December 31, 2000, the cash and other compensation paid to the following "named executive officers": Mark E. Leininger, our former president and chief executive officer; Alan W. Schoenbart, our vice president - finance and chief financial officer; Edward J. Proctor, our former vice president and chief technology officer; Vincent DiSpigno, our current president and chief executive officer of PWR Systems; and David N. Salav, our vice president and chief information officer and president of PWR Systems. No other individual served as an executive officer of our company during 2000 whose total compensation, for services rendered during 2000, was $100,000 or more.


                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                                                         Compensation
                                             Annual Compensation            Awards
                                            ---------------------     ------------------
     Name and                                                             Securities
Principal Positions               Year      Salary        Bonus       Underlying Options
-------------------               ----      ------      ---------     ------------------

Mark E. Leininger                 2000     $172,400         ---             200,000
President and Chief               1999      162,500         ---              80,000
Executive Officer (1)             1998      145,000         ---             312,188

Alan W. Schoenbart                2000     $125,000      10,000              80,000
Vice President - Finance          1999       92,361      15,000             110,000
and Chief Financial Officer       1998          ---         ---                 ---

Edward J. Proctor                 2000     $125,758      23,750             100,000
Vice President - and Chief        1999          ---         ---                 ---
Technology Office (2)             1998          ---         ---                 ---

Vincent DiSpigno, President       2000     $150,000         ---                 ---
and Executive Vice President      1999          ---         ---                 ---
of PWR Systems (3)                1998          ---         ---                 ---

David N. Salav, Vice              2000     $150,000         ---                 ---
President and Chief               1999          ---         ---                 ---
Information Officer and           1998          ---         ---                 ---
President of PWR Systems (3)

(1)  Mr. Leininger resigned as an officer and director in January 2001.
(2) Mr. Proctor's employment by us commenced on May 15, 2000 and terminated on January 15, 2001.

                                      -10-

(3)  The employment of Mr. DiSpigno and Mr. Salav commenced on March 27, 2000 upon the acquisition by us of PWR Systems.  Effective January 15, 2001, Mr. DiSpigno was
     elected as our president and Mr. Salav as our vice president and chief information officer.

     For purposes of the summary compensation table, the value of all perquisites provided to these executive officers did not exceed the lesser of $50,000 or 10% of the executive officer's salary and bonus.

STOCK OPTION GRANTS IN 2000

     The following table sets forth:
     - the number of shares underlying options granted during 2000 to the named executive officers,
     - the percentage that the option grant represents of the total number of options granted to all of our employees during 2000,
     -    the per share exercise price of each such option, and the
     -    expiration date of each such option.

                               NUMBER OF SHARES     PERCENTAGE OF TOTAL
                              UNDERLYING OPTIONS    OPTIONS GRANTED TO     EXERCISE   EXPIRATION
NAME                          GRANTED DURING 2000    EMPLOYEES IN 2000      PRICE        DATE
----                          -------------------   -------------------     -----        ----
Mark E. Leininger. . . . . .       200,000                  5.3%            $3.375     1/27/10
Mark E. Leininger. . . . . .        10,000                     *           $1.9688     8/9/10
Alan W. Schoenbart . . . . .        80,000                  2.1%            $3.375     1/27/10
Edward J. Proctor. . . . . .       100,000                  2.6%            $2.875     6/11/10
Vincent DiSpigno . . . . . .       125,000                  3.3%           $5.3125     3/26/10
Vincent DiSpigno . . . . . .        10,000                     *           $1.9688     8/9/10
David N. Salav . . . . . . .       125,000                  3.3%           $5.3125     3/26/10
David N. Salav . . . . . . .        10,000                     *           $1.9688     8/9/10
-----------------
* less than 1%

AGGREGATE OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

     Set forth in the table below is information, with respect to the named executive officers, as to:
     - the total number of unexercised options held on December 31, 2000, separately identified between those exercisable and those not exercisable as of such date, and
     - the aggregate value of in-the-money, unexercised options held on December 31, 2000, separately identified between those exercisable and those not exercisable.

                                            NUMBER OF                  VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                       AT DECEMBER 31, 2000            AT DECEMBER 31, 2000
                                    ---------------------------    --------------------------
NAME                                EXERCISABLE   UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                                -----------   -------------    -----------  -------------
Mark E. Leininger  . . . . .         430,309         205,941         $0             $0
Alan W. Schoenbart . . . . .          91,666          98,334          0              0
Edward J. Proctor  . . . . .               0         100,000          0              0
Vincent DiSpigno . . . . . .          34,583         100,417          0              0
David N. Salav . . . . . . .          34,583         100,417          0              0

     None of our named executive officers exercised any of their options during 2000. The value of unexercised in-the-money options is calculated by subtracting the aggregate exercise price of the options from the aggregate market price of the shares underlying the options as of December 31, 2000.

EMPLOYMENT AGREEMENTS

     In 1999, we entered into a three year employment agreement with Mark E. Leininger. This employment agreement provided for a base salary of $172,500 in 2000 and annual incentive compensation equal to 3% of our pre-tax income for the year in which the incentive compensation relates. Further, this employment agreement provided for the payment to Mr. Leininger of an amount equal to three times his average total compensation for the five prior fiscal years, minus $1.00, if there is a change of control of our company and Mr. Leininger elects to terminate his employment within six months of his first becoming aware of such change in control. This employment agreement also contained restrictions on his engaging in competition with us for the employment term and for up to one year thereafter and provisions protecting our proprietary rights and information. In October 1996, our board of directors decided to pay to Mr. Leininger a bonus of $25,000 following our first profitable fiscal quarter after the fourth quarter of 1996. This bonus was not paid. Effective January 15, 2001, Mr. Leininger resigned as our President and CEO. Pursuant to a Settlement and Release Agreement, Mr. Leininger is paid $10,500 per month as a consultant through April 15, 2000 and received 300,000 shares of our common stock. In addition, Mr. Leininger will receive 5% of the gross proceeds received by us from the sale of certain of our software subsidiaries (in addition to 10% of any portion of such gross proceeds in excess of $2 million) provided that these subsidiaries are sold to certain persons specified in this agreement.

     On January 13, 1999, the compensation committee determined to compensate Marc E. Jaffe for his services as chairman of the board for the 1999 calendar year at the rate of $5,000 per month. In November 1999, we agreed to pay Mr. Jaffe an additional $3,000 per month for November and December 1999 for additional services we requested that he perform. In 2000, we paid Mr. Jaffe $60,000 for his services as chairman of the board. Effective January 2001, Mr. Jaffe is no longer the chairman of the board so this fee arrangement was terminated.

     We have entered into three year employment agreements with each of Vincent DiSpigno, our president and the chief executive officer of our PWR Systems subsidiary, and David Salav, one of our vice presidents and chief information officer, and the president of our PWR Systems subsidiary. Each of these agreements provides for an annual base salary of $200,000 and $25,000 annual bonuses if PWR attains a 30% increase in revenues over the prior year and PWR Systems has either at least a 20% gross margin or $1,000,000 in net income for the subject year. For the year 2000, no additional bonus was paid. Pursuant to these two employment agreements, we expanded our board of directors and elected Messrs. DiSpigno and Salav to our expanded board. During the term of these two employment agreements, we have agreed to use our best efforts to cause their reelections to our board when their initial terms expire. These two employment agreements also contain restrictions on the employee engaging in competition with us for the employment term and for one year thereafter and provisions protecting our proprietary rights and information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On January 13, 1999, the Compensation Committee of our Board of Directors determined to compensate Marc E. Jaffe for his services as chairman of the Board of Directors for the 1999 calendar year at the rate of $5,000 per month. In November 1999, we agreed to pay Mr. Jaffe an additional $3,000 per month for November and December 1999 for additional services we have requested that he perform. We paid Mr. Jaffe $60,000 for his services in the year 2000. Effective January 2001, Mr. Jaffe is no longer our chairman of the board and therefore, the foregoing arrangement has been terminated.

     During 2000, we incurred $1,082,731 in legal fees and disbursements to Kaufman & Moomjian, LLC of which $662,268 is currently owing. During 1999, we incurred $359,992 in legal fees and disbursements to Kaufman & Moomjian, LLC. Neil M. Kaufman, our chairman of the board, is a member of Kaufman & Moomjian, LLC. In August 1999, we issued 50,000 shares of our common stock to members of Kaufman & Moomjian, LLC in satisfaction of $100,000 of outstanding legal fees due Kaufman & Moomjian, LLC.

     Pursuant to a Separation and Release Agreement between us and Mark E. Leininger, our former president and chief executive officer, Mr. Leininger resigned from such positions. As consideration, we agreed to pay to Mr. Leininger $10,500 per month as a consultant through April 15, 2001 and we issued him 300,000 shares of our common stock. In addition, Mr. Leininger will receive 5% of the gross proceeds received by us from the sale of certain of our software subsidiaries (in addition to 10% of any portion of such gross proceeds in excess of $2 million) provided that these subsidiaries are sold to certain persons specified in this agreement.

     In connection with our acquisition of PWR Systems, we have entered into three year employment agreements with each of Vincent DiSpigno, our president and the chief executive officer of our PWR Systems subsidiary, and David Salav, one of our vice presidents and chief information officer, and the president of our PWR Systems subsidiary. Each of these agreements provides for an annual base salary of $200,000 and $25,000 annual bonuses if PWR attains a 30% increase in revenues over the prior year and PWR Systems has either at least a 20% gross margin or $1,000,000 in net income for the subject year. For the year 2000, no additional bonus was paid. Pursuant to these two employment agreements, we expanded our board of directors and elected Messrs. DiSpigno and Salav to our expanded board. During the term of these two employment agreements, we have agreed to use our best efforts to cause their reelections to our board when their initial terms expire. These two employment agreements also contain restrictions on the employee engaging in competition with us for the employment term and for one year thereafter and provisions protecting our proprietary rights and information.


                                 PROPOSAL NO. 2
                    TO GRANT OUR BOARD OF DIRECTORS AUTHORITY
                    TO AMEND OUR CERTIFICATE OF INCORPORATION
          TO AUTHORIZE EITHER A ONE-FOR-THREE (1:3), ONE-FOR-FIVE (1:5)
                    ONE-FOR-EIGHT (1:8) OR ONE-FOR TEN (1:10)
                     REVERSE STOCK SPLIT OF OUR COMMON STOCK

     Our board of directors has approved and recommended to the stockholders a proposal which authorizes the board to amend Article FOURTH of our Certificate of Incorporation in order to effect a reverse stock split of our common stock. The intent of our board of directors insofar as recommending the reverse stock split is to increase the long-term marketability and liquidity of our common stock. A form of this amendment is included as Appendix B to this proxy statement.

     Our board of directors believes that the relatively low per share market price of the common stock does not adequately reflect our current value, impairs the marketability of common stock to institutional investors and members of the investing public and creates a negative impression with respect to our company when compared with the our competitors. Further, a minimum per share price of $1.00 is one of several continued maintenance requirements for the common stock to remain authorized for trading on The Nasdaq Stock Market, which the board of directors believes enhances the market for our common stock and improves the liquidity of our common stock. Thus, any increase in trading price resulting from a reverse stock split is intended to be attractive to our stockholders, the financial community, the investing public and to consumers of our products. Theoretically, the number of shares of our common stock outstanding should not materially affect the marketability of our common stock, the type of investor who acquires it or our reputation in the financial community. In practice, however, many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investing in these stocks. The foregoing factors may adversely affect not only the liquidity of our common stock, but also our ability to raise additional capital through a sale of equity securities or other similar transactions. However, no assurance can be given that even after the approval and occurrence of the proposed reverse stock split, that our common stock will be traded for prices that will satisfy Nasdaq continued maintenance requirements or that our common stock will meet the other continued maintenance requirements for such listing or any other market or exchange listing.

     On December 1, 2000, we were advised by Nasdaq that we have not been in compliance with Nasdaq's continued listing maintenance requirements pursuant to NASD Marketplace Rule 4310(c)(4), which requires that our common stock maintain a $1.00 per share minimum bid price. We were further informed that in order to comply with Rule 4310(c)(4), our common stock needed to have a minimum bid price of at least $1.00 per share for at least ten consecutive trading days prior to March 1, 2001. As of March 1, 2001, the minimum bid price of our common stock did not achieve such minimum listing requirement. As a result, on March 1, 2001, we received a determination by Nasdaq that our common stock will be delisted from the Nasdaq Stock Market; however, on March 7, 2001, we requested a hearing with a Nasdaq hearing panel. We have been notified that this hearing is scheduled for April 6, 2001. Pending the outcome of such hearing, the delisting of our common stock will be stayed.

     We believe that the reverse stock split will result in our common stock having a bid price of at least $1.00 per share which will greatly increase the possibility that Nasdaq will allow us to maintain our listing. However, no assurance can be given that a reverse stock split will result in our common stock having a bid price of at least $1.00 per share, that Nasdaq will allow us to maintain our listing in spite of a $1.00 stock price, or that in the future the bid price for our common stock will not fall below $1.00 per share causing a new violation of Rule 4310(c)(4), or that we will maintain compliance with all other NASD Marketplace Rules with respect to Nasdaq continued listing maintenance requirements such as maintaining net tangible assets of at least $2,000,000.

     If a reverse stock split is approved by our stockholders, the board of directors will select, in its discretion, a ratio, by which a certain number of shares of old common stock shall be reclassified into one share of new common stock. The board's determination of the reverse-split ratio must be either one-for-three (1:3), one-for-five (1:5), one-for-eight (1:8) or one-for-ten (1:10). The stockholders are requested to approve a reverse stock split in each of the following ratios: one-for-three (1:3), one-for-five (1:5), one-for-eight (1:8) or one-for-ten (1:10). The board can choose any one or none of these ratios in its discretion; and the remaining alternative reverse stock splits would be abandoned by the board pursuant to Section 242(c) of the General Corporation Law of Delaware without further action by our stockholders. A reverse stock split will be effected only upon a determination by the board of directors that a reverse stock split is in the best interests of our company and the stockholders. A reverse stock split would become effective on any date (the "Effective Date") selected by the board of directors after authorization by stockholders.

     The board of directors currently expects to effect a reverse stock split in the ratio of one- for-five (1:5), and intends to reexamine this ratio in light of all relevant continued maintenance requirements for listing of the new common stock for trading on Nasdaq. In determining which ratio to select, the board may consider the advice of financial advisors and factors deemed relevant by the board, which may include, but not be limited to, its belief as to the future marketability and liquidity of our common stock, prevailing market conditions, the likely effect on the market price of our common stock and other relevant factors. The board reserves the right, notwithstanding stockholder approval of this Proposal No. 2 and without further action by the stockholders, to abandon the reverse stock split, if, at any time prior to filing the Certificate of Amendment with the Delaware Secretary of State with respect to the reverse stock split, the board, in its sole discretion, determines that the reverse stock split is no longer in the best interests of our company and our stockholders. Conversely, the board reserves the right to effectuate the reverse stock split under less than favorable conditions based on any factors deemed material by the board, in its sole discretion.

     The board believes that leaving the discretion to the board in these regards will permit flexibility so as to effectuate the reverse stock split in an appropriate and well-planned manner. For example, one of the most important factors that the board will consider will be the effect of the reverse stock split on the market price of our common stock. Specifically, the board must attempt to determine whether the reverse stock split will enable our common stock to trade at a price above $1.00 per share so as to meet the price per share requirements for continued Nasdaq listing, and whether Nasdaq would be likely to allow our common stock to be listed for trading on The Nasdaq Stock Market in such event. If the board of directors determines that even after giving effect to the reverse stock split, our common stock would not be likely to trade above $1.00 per share over an extended period of time, the board may determine not to effect such a reverse stock split because it would not have the long term effects which the board believes would be beneficial to stockholders. Notwithstanding the foregoing, a determination by the board that the reverse stock split will not create a per share trading price of $1.00 will not automatically prompt a decision by the board to refrain from effecting the reverse stock split. Other factors may also cause the board of directors to effect a reverse stock split whether or not it would be likely to cause our common stock to trade above $1.00 per share. These factors may include an effort to make our common stock more attractive to members of the financial community and certain types of investors who may have a tendency to avoid purchasing low-priced stock.

EFFECTS OF THE REVERSE STOCK SPLIT

     Consummation of a reverse stock split will not alter the number of authorized shares of our common stock, which will remain at 60,000,000 shares. Consummation of the reverse stock split will not alter the par value of our common stock, which will remain at $.001 per share.

     If the reverse stock split takes place, a number of outstanding shares will resume the status of authorized and unissued shares, and these shares will again be available for issuance. Upon the occurrence of the reverse stock split, the conversion rate of certain outstanding options and warrants will be adjusted proportionately, so that, for example, if a one-for-five (1:5) reverse stock split is effected, each outstanding option or warrant would thereafter cover one-fifth as many shares of common stock or, if a one-for-three (1:3) reverse stock split is effected, each outstanding option or warrant would thereafter cover one-third as many shares of common stock. Shares that are no longer necessary for issuance upon conversion or exercise will become unreserved and available for future issuance or reservation. Proportionate voting rights and other rights of stockholders will not be altered by any reverse stock split.

     Consummation of a reverse stock split should have no material federal tax consequences to most stockholders; however, tax effects, which are especially dependent upon a stockholder's individual circumstances, may be material to a stockholder; and each stockholder must obtain his, her or its own tax advice. This general description is not tax advice.

     Our common stock is listed for trading on the Nasdaq Stock Market. On the last trading day preceding the Record Date, the closing sale price of our common stock was $.1562 per share, as reported by Nasdaq. No assurance can be made as to the future price of shares of our common stock.

     The board of Directors may effect a reverse stock split regardless of whether such reverse stock split would be likely to result in meeting the Nasdaq continued listing maintenance requirements in the event the Board determines that effectuating the reverse stock split is beneficial to our company for reasons other than listing our common stock on Nasdaq. There can be no assurance that a reverse stock split will occur.

POSSIBLE ADVANTAGES

     The board of directors believes that a decrease in the number of shares of our common stock outstanding without any corresponding alteration of the proportionate economic interest in our Company represented by individual share holdings may increase the trading price of such shares of our common stock and such higher price would be more appropriate for our common stock. The board believes that if our common stock trades at $1.00 per share or more, it may meet one of the minimum continued maintenance requirements of Nasdaq, which the board believes would increase the liquidity of our common stock. However, no assurance can be given that the market price of our common stock will rise in proportion to the reduction in the number of shares outstanding resulting from any reverse stock split or that even if our common stock trades at $1.00 per share or more, that our common stock will continue to be authorized for trading on Nasdaq.

     Additionally, the board believes that a more appropriate price for shares of our common stock should promote greater interest by the brokerage community in marketing shares of our common stock to their customers. The current per share price of our common stock may limit the effective marketability of our common stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower- priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue.

     Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, in whole or in part, by increased brokerage commissions which will be required to be paid by stockholders selling "odd lots" created by such reverse stock split.

     The increase in the difference between the authorized number of shares of our common stock and the number of shares outstanding or committed could have an advantage of permitting us to issue shares for acquisition, sale of equity, conversion of convertible debt, and other purposes that could improve our financial position.

     If the reverse stock split is approved by stockholders, the board of directors will have authority without further stockholder approval to effect a reverse stock split of one share of new common stock for each outstanding three, five, eight or ten shares of old common stock.

      The following table sets forth the number of shares of our common stock that would be outstanding (based on the 18,750,818 shares of common stock outstanding as of the Record Date) immediately after the reverse stock split. The reduction of the number of shares outstanding in the reverse stock split has the inverse effect on authorized and unissued shares. The table does not attempt to account for rounding up as a result of fractional shares.

                                    Common Stock Outstanding      Common Stock Authorized and Unissued
                                 ------------------------------   ------------------------------------
Ratio of                         Before Reverse   After Reverse     Before Reverse      After Reverse
Reverse Stock Split                Stock Split     Stock Split        Stock Split        Stock Split
-------------------                -----------     -----------        -----------        -----------
None . . . . . . . . . . . . .      18,750,818            N/A          41,249,182                N/A
One-for-three (1:3). . . . . .      18,750,818      6,250,273          41,249,182         53,374,727
One-for-five (1:5) . . . . . .      18,750,818      3,750,164          41,249,182         56,249,836
One-for-eight (1:8). . . . . .      18,750,818      2,343,852          41,249,182         57,656,148
One-for-ten (1:10) . . . . . .      18,750,818      1,875,082          41,249,182         58,124,918

     Upon determination of the exact ratio of the reverse stock split and the filing of appropriate documents to effect such reverse stock split, the Board will notify stockholders that the reverse stock split has been effected. In addition, the Board shall have authority to determine the exact timing of the reverse stock split.

     Our reporting obligations under the Securities Exchange Act of 1934, should not be affected by the changes in capitalization contemplated pursuant to the Reverse stock split. No significant reduction should be anticipated in the number of record holders of the Common Stock below its Record Date level of approximately 720, which is and will continue to be above the Exchange Act's going-private threshold of fewer than 300. We have no intention of terminating the registration of our common stock under the Exchange Act, and the reverse stock split is not the first step in a going private transaction, nor do we have any present intention of going private.

POSSIBLE DISADVANTAGES

     The board of directors is hopeful that the decrease in the number of shares of our outstanding common stock will stimulate interest in our common stock and possibly promote greater liquidity. However, the possibility exists that such liquidity may be adversely affected by the reduced number of shares which would be outstanding if the proposed reverse stock split is effected. The reverse stock split will reduce the number of shares outstanding to between

1,875,082 (if a one-for-ten (1:10) reverse stock split is effected) and 6,250,273 (if a one-for-three (1:3) Reverse stock split is effected). Fewer publicly held shares may result in lower trading volume, which may reduce the financial community's interest in our common stock. A lower trading volume for our common stock may also depress the market price of shares of our common stock.

     The board of directors is hopeful that the proposed reverse stock split will result in a price level for the shares that will mitigate any reluctance of brokerage firms to recommend our common stock to their clients and diminish the adverse impact of trading commissions on the potential market for the our shares. However, there can be no assurance that the proposed reverse stock split will achieve these desired results, nor can there be any assurance that the price per share of our common stock immediately after the proposed reverse stock split will increase proportionately with the reverse stock split or that any increase can be sustained for a prolonged period of time.

     Although the board of directors is optimistic that the reverse stock split will increase the market price of our common stock above the minimum $1.00 bid price required by the Nasdaq continued listing maintenance criteria, no assurance can be made that the reverse stock split will have this affect or, even if so affected, that we will continue to satisfy the remaining continued listing maintenance criteria requirements of Nasdaq. Additionally, there is no assurance that even if the market price of our common stock increases above the minimum $1.00 bid price, this will have a beneficial effect on any decision resulting from a hearing with a Nasdaq hearing panel, because we did not achieve this threshold for at least ten consecutive days on or prior to March 1, 2001.

     If the reverse stock split takes place, a number of outstanding shares will resume the status of authorized and unissued shares, which shares will again be available for issuance. As a result of this increase in authorized and unissued shares of our common stock, additional shares will be available in the event the board of directors determines that it is necessary or appropriate to raise additional capital through the sale of securities in the public or private markets, enter into a strategic relationship with another company, grant options to our employees or acquire another company, business or assets, or in other events. Common stock would be authorized to be issued in the discretion of the board of directors without stockholder approval of each issuance. If Proposal No. 2 is approved by our stockholders, the board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock (except for the shares of stock to be issued if Proposal No. 3 is approved by our stockholders), unless applicable law or regulation requires otherwise. In the event we issue additional shares of common stock, such issuance may depress the price of currently outstanding shares of common stock or impair the liquidity of such shares. In addition, the issuance may be on terms that are dilutive to stockholders. Issuance of additional shares may also have the effect of diluting the earnings per share and book value per share of shares of common stock currently outstanding.

     Except for our stock plans and outstanding warrants and options, there are no existing agreement or agreements in principle which call for the issuance of any shares of common stock or preferred stock (other than the shares of common stock to be issued if Proposal No. 3 is approved by our stockholders). Additionally, we have no existing agreements or agreements in principle which call for the issuance of any shares of common stock or preferred stock in connection with any new financing.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED BUT UNISSUED SECURITIES

     The reverse stock split would result in a greater spread between the number of authorized shares and the number of outstanding shares. The issuance of shares of common stock or preferred stock under particular circumstances may have the effect of discouraging an attempt to change control of our company, especially in the event of a hostile takeover bid. The increase in the spread between authorized and issued (and committed) common stock recommended by the board of directors could have the overall effect of rendering more difficult the accomplishment of an acquisition of our company, and to make more difficult the removal of our incumbent management. Common stock would be authorized to be issued in the discretion of the board without stockholder approval of each issuance. The proportionate increase in the authorized number of shares of common stock could have an advantage of permitting us to issue shares for other purposes that could improve our financial position. However, the proportionately larger spread between authorized shares and outstanding (or committed) shares might be used to increase the stock ownership or voting rights of persons seeking to obtain control of our company; and this anti-takeover effect could benefit incumbent management at the expense of the stockholders. Issuance of additional shares also could have the effect of diluting any earnings per share and book value per share of shares outstanding of common stock.

     We may issue new securities without first offering them to stockholders. The holders of shares of our common stock have no preemptive rights. Preemptive rights would have given stockholders a right to purchase pro rata new securities issued by us. Preemptive rights protect such holders from dilution to some extent by allowing holders to purchase shares according to their percentage ownership in each issuance of new securities. Therefore, we may issue its shares in a manner that dilutes our current stockholders.

ACCOUNTING FOR REVERSE STOCK SPLIT

     The reverse stock split will cause the number of "odd-lot" holders to go up and cause the number of "round-lot" holders of our common stock to go down. The number of round-lot holders is a common measure of a stock's distribution, and a lower number may reflect more negatively on our common stock. Higher numbers of odd-lot holders may become reluctant to trade their shares because of any stigma or higher commissions associated with odd-lot trading. This may negatively impact the average trading volume and thereby diminish interest in our common stock by some investors and advisors.

     If a reverse stock split is effectuated, it will require that an amount equal to the number of fewer shares issued times such shares' par value be transferred to additional paid-in capital on our balance sheet from our paid-in common stock capital. The number of shares of common stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding common stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding common stock for statutory and accounting purposes will be increased correspondingly. The resolutions approving the reverse stock split provide that this increase in capital in excess of par value will be treated as capital for statutory purposes. However, under Delaware law, our board of directors will have the authority, subject to various limitations, to transfer some or all of such increased capital in excess of par value from capital to surplus, which additional surplus could be distributed to stockholders as dividends or used by us to repurchase outstanding stock. We currently have no plans to use any surplus so created to pay any such dividend or to repurchase stock.

EXCHANGE OF CERTIFICATES AND FRACTIONAL SHARES

     At the effective date of the reverse stock split (the "Effective Date"), each share of old common stock issued and outstanding immediately prior thereto will be reclassified as and changed into the appropriate fraction of a share of our new common stock. Shortly after the Effective Date, we will send transmittal forms to the holders of the old common stock to be used in forwarding their certificates formerly representing shares of old common stock for surrender and exchange for certificates representing whole shares of new common stock.

     No fractional shares of common stock or scrip representing fractional shares of common stock will be issued in connection with the reverse stock split. In lieu of issuing fractional shares, each fractional share will be rounded up to the next highest whole shares of common stock.

     American Stock Transfer & Trust Company Registrar Co. will act as our "exchange agent" to act for holders of old common stock in implementing the exchange of their certificates. Do not send stock certificates until you receive a notice requesting you to transmit them to the exchange agent.

     If this Proposal No. 2 is approved by stockholders and we file an amendment to our Certificate of Incorporation with respect to the reverse stock split, stockholders will be notified and requested to surrender their certificates representing shares of old common stock to the Exchange Agent in exchange for certificates representing new common stock. Beginning on the Effective Date, each certificate representing shares of old common stock will be deemed for all corporate purposes to evidence ownership of a proportionate number of shares of new common stock in addition to any additional shares as a result of rounding up to account for fractional interests.

     The number of record holders of our common stock on the Record Date was approximately 720. Because we will not be issuing cash in lieu of fractional shares, but will be rounding up to the next highest whole share, any reverse stock split would have no effect on the number of record holders, the number of beneficial owners of our common stock, our SEC periodic reporting requirements or our compliance with Nasdaq Stock Market listing requirements other than the desired increase in the bid price of our common stock on the Nasdaq Stock Market. Holders of new common stock will continue to be entitled to receive such dividends as may be declared by the board of directors. To date, no cash dividends on our common stock have been paid by us.

     No assurance can be given that the new common stock will continue to be authorized for trading on Nasdaq. We do not intend to effect a reclassification that impairs the existing status of old common stock or the intended authorization for trading of reclassified new common stock.

BOARD POSITION AND REQUIRED VOTE

     Proposal No. 2 will be adopted only if we receive the affirmative vote of holders of a majority of the outstanding shares of our common stock. The board of directors believes that the proposed amendment is in the best interests of our Company and our stockholders and recommends a vote FOR each of the proposed alternative ratios.


                                 PROPOSAL NO. 3
                    TO APPROVE THE ISSUANCE OF 912,900 SHARES
          OF OUR COMMON STOCK THAT WE ARE CURRENTLY OBLIGATED TO ISSUE
          PURSUANT TO THE TERMS OF OUR AGREEMENT AND PLAN OF MERGER, AS
       AMENDED, WITH RESPECT TO OUR ACQUISITION OF OUR PWR SYSTEMS, INC.
                            SUBSIDIARY IN MARCH 2000

     On March 27, 2000, we acquired our PWR Systems, Inc. subsidiary. The acquisition was in the form of a merger of PWR Systems into PWR Acquisition Corp., one of our wholly owned subsidiaries which we formed for this transaction.

     The PWR Systems acquisition was completed pursuant to an agreement and plan of merger, dated as of February 28, 2000, between us, PWR Acquisition, PWR Systems and PWR System's two shareholders prior to the acquisition, Vincent DiSpigno, who is currently our president, a director and the chief executive officer of PWR Systems and David N. Salav, who is currently one of our vice presidents, a director, our chief information officer and the president of PWR Systems. Pursuant to the merger agreement, at the closing of the transaction, we made a cash payment to the PWR Systems shareholders of an aggregate of $1 million and delivered to the PWR Systems shareholders our promissory notes in the aggregate principal amount of $500,000. The unpaid principal and unpaid accrued interest due on these notes were and continue to be payable in twelve equal monthly installments, that commenced on April 27, 2000. These notes are convertible into shares of our common stock, at a conversion price of $3.00 per share, and bear interest at the imputed interest rate of the Internal Revenue Service on the closing date. Accrued interest on these notes is payable with the monthly principal payments. These notes were guaranteed by PWR Systems. The stock portion of the acquisition consideration payable at closing was in the form of 1,500,000 shares of our common stock.

     The merger agreement provided for additional contingent consideration of up to $350,000 per year for the three-year period following the closing of the acquisition, based upon increases in PWR System's earnings before interest, taxes, depreciation and amortization, and required that we allowed PWR Systems to maintain sufficient working capital so that it would have the opportunity to increase such revenues. The merger agreement provides that this amount may be paid by us in shares of common stock. Under the merger agreement, we are also obligated to issue additional shares of our common stock if the market price of our common stock fell below $1.00 per share for any consecutive 30-day period during the one-year period following the closing of the acquisition. Under the merger agreement, we can not issue to Mr. DiSpigno and Mr. Salav, collectively, more than 20 percent of our total outstanding shares of common stock, including all of the shares received pursuant to the merger agreement without stockholder approval. The merger agreement included this 20 percent limitation in order to comply with NASD Marketplace Rules. If the number of shares that they are entitled to receive exceeds such amount, and we do not pay such amount in cash within 30 days following the end of the 30-day period in which our stock is below $1.00, we are obligated to seek approval of our stockholders to issue such shares. We have not made such payment, and are seeking stockholder approval pursuant to this Proposal No. 3. Under the merger agreement, if we cannot get this approval, we will become obligated to pay cash for the 912,900 "excess shares" plus interest calculated at the rate of 8% per year, by June 6, 2001.

     In accordance with the merger agreement, we made a capital contribution of $2 million to PWR Systems immediately following the March 2000 closing; however, a significant portion of this amount was subsequently used by us for other purposes. In December 2000, following the determination by the board of directors of PWR Systems that PWR Systems did not have sufficient working capital to reach the revenue milestones for the year ended December 31, 2000 set forth in the merger agreement, our board of directors authorized the issuance of 280,000 shares of our common stock to each of Mr. DiSpigno and Mr. Salav (an aggregate of 560,000 shares), issued in lieu of the $350,000 that would otherwise have been payable to Mr. DiSpigno and Mr. Salav, calculated in accordance with the terms of the merger agreement.

     As of November 27, 2000, the market price of our common stock was below $1.00 for 30 consecutive trading days. As a result, on December 6, 2000, in accordance with the terms of the merger agreement, our board of directors approved the issuance of 539,324 shares of our common stock to each of Mr. DiSpigno and Mr. Salav, as former shareholders of PWR Systems, 5,088 of which were issued to each of Mr. DiSpigno and Mr. Salav on December 6, 2000. We have made the determination that we can issue no further shares under the merger agreement to either Mr. DiSpigno or Mr. Salav without exceeding the 20 percent limitation.

     The total amount of shares due to each of Mr. DiSpigno and Mr. Salav as a result of the decline in our stock price, following the issuance of the 5,088 shares to each of them, was subsequently reduced to 456,450 pursuant to a January 10, 2001 amendment to the merger agreement, in exchange for the mutual waiver of possible breaches of certain representations and warranties set forth in the merger agreement. The issuance of this aggregate amount of 912,900 shares of our common stock owed to Mr. DiSpigno and Mr. Salav require the approval of stockholders.

     We currently have sufficient number of shares of our common stock authorized to issue the 912,900 shares, taking into account all shares of stock reserved for future issuances. We are not seeking approval of the PWR Systems merger, but rather the method of payment to Mr. DiSpigno and Mr. Salav. If we do not issue the aggregate of 912,900 shares of our common stock to Vincent DiSpigno and David N. Salav described in this Proposal No. 3, we will become obligated to pay an aggregate of approximately $710,000, plus interest, to them by June 6, 2001. We have made a preliminary estimate that we had a working capital deficiency of approximately $3.8 million as of December 31, 2000, and the requirement to make this payment in cash to Mr. DiSpigno and Mr. Salav likely would have a materially adverse effect on us. Non-payment could have a materially adverse effect on us, as well, because this would constitute a breach of our agreement, could hinder our ability to engage in future acquisitions and could lead to potential litigation.

INTERESTS OF CERTAIN PERSONS IN PROPOSAL NO. 3

     456,450 of the 912,900 shares of our common stock that are proposed to be issued pursuant to Proposal No. 3 shall be issued to Vincent DiSpigno, our president, one of our directors and the chief executive officer of PWR Systems and the remaining 456,450 shares are to be issued to David N. Salav, one of our vice presidents and directors, our chief information officer and the president of PWR Systems. The board of directors has determined that they should be issued these shares in their capacity as former shareholders of our PWR Systems subsidiary pursuant to the terms of the merger agreement.

     As of the Record Date, Vincent DiSpigno and David Salav each beneficially own 1,110,921 shares of our common stock, representing 5.9 percent of our outstanding shares of common shares. If Proposal No. 3 is approved by our stockholders, and assuming no other shares of our common stock are acquired or divested by either of them, Mr. DiSpigno and Mr. Salav will each beneficially own 1,567,371 shares of our common stock, representing approximately 8.2 percent of our outstanding shares of common stock.

     The 1,500,000 shares of our common stock issued at the PWR Systems closing are subject to lock-up agreements with us. Under their lock-up agreements, Mr. DiSpigno and Mr. Salav were, and continue to be, prohibited from selling or otherwise transferring any of the shares that they receive at closing, except for (a) 10% of the shares received during a six month period commencing six months after the closing, (b) an additional 10% during the next six- month period, and (c) an additional 10% during the next six-month period. All remaining shares held by the PWR shareholders two years after the closing will be free of any sale restriction under the lock-up agreements. Any shares issued upon conversion of our promissory notes delivered at closing in the aggregate principal amount of $500,000 are not be subject to these lock-up agreements. The 912,900 shares of common stock to be issued to Mr. DiSpigno and Mr. Salav pursuant to Proposal No. 3 will be subject to the lock-up agreements as if such shares were acquired on the date of the March 2000 closing.

     We have also entered into three year employment agreements with Vincent DiSpigno and David N. Salav. The employment agreements with each of them provide for their service as vice presidents of Vizacom and as executive officers of our PWR Systems subsidiary. Each of these employment agreements also provide for annual base salaries of $200,000, provide for annual bonuses of up to $25,000, based upon PWR Systems attaining specified performance thresholds, and contain restrictions on their engaging in competition with us for the term of the agreement and for one year thereafter and provisions protecting our proprietary rights and information.

BOARD POSITION AND REQUIRED VOTE

     Proposal No. 3 will be adopted only if we receive the affirmative vote of holders of a majority of the votes actually cast, in person or by proxy, at this annual meeting. The board of directors believes that the proposed issuance of common stock is in the best interests of our company and our stockholders and recommends a vote FOR the Proposal No. 3.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Richard A. Eisner & Company, LLP acted as our independent certified public accountants for fiscal 1999 and 2000. Richard A. Eisner & Company, LLP also has been selected to act as our independent auditors for fiscal 2001. We anticipate that a representative of Richard A. Eisner & Company, LLP will be present at the annual meeting. The auditors' representative will have the opportunity to make a statement, if the auditors desire to do so, and will be available to respond to appropriate questions from stockholders.

AUDIT FEES

        We paid or accrued approximately $100,000 for professional services rendered by Richard A. Eisner & Company, LLP in connection with their audit of our annual consolidated financial statements for fiscal 2000 and with their quarterly reviews of our condensed, consolidated financial statements included in our Forms 10-QSB for that year.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

        There were no professional services rendered by Richard A. Eisner & Company, LLP to us in fiscal 2000 relating to financial information systems design and implementation.

ALL OTHER FEES

        We paid or accrued approximately $92,000 for all other services rendered by Richard A. Eisner & Company, LLP during fiscal 2000. See "Audit Committee Report" in this Proxy Statement for disclosure relating to our audit committee's consideration of the indepdence of Richard A. Eisner & Company, LLP.


                                  ANNUAL REPORT

     We have enclosed our annual report to stockholders for the fiscal year ended December 31, 2000 with this proxy statement. The annual report to stockholders includes a copy of our annual report on Form 10-KSB for the year ended December 31, 2000, which we filed with the

SEC. Stockholders are referred to the annual report for financial and other information about us, but such annual report is not incorporated in this proxy statement.

                            MISCELLANEOUS INFORMATION

OTHER BUSINESS

     As of the date of this proxy statement, our board of directors does not know of any business other than specified above to come before the annual meeting, but, if any other business does lawfully come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote in regard thereto in accordance with their judgment.

COST OF SOLICITING PROXIES

     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain of our officers and regular employees may solicit proxies by telephone, telegraph or personal interview. We also request brokerage houses and other custodians, and, nominees and fiduciaries, to forward soliciting material to the beneficial owners of our common stock held of record by such persons, and we may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons.

STOCKHOLDER PROPOSALS

     Any of our stockholders who desires to present a proposal for consideration at next year's annual meeting of stockholders must deliver the proposal to the Company's principal executive offices no later than February 1, 2002, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action may be included in the Company's proxy statement. Written requests for inclusion should be addressed to Corporate Secretary, Vizacom Inc., 3512 Veterans Memorial Highway, Bohemia, New York 11716.

                                           By Order of the Board of Directors,

                                             /s/ Neil M. Kaufman
                                           Neil M. Kaufman,
                                           chairman and secretary
April 3, 2001
Bohemia, New York

                                                                     Appendix A
                             AUDIT COMMITTEE CHARTER

A.  PURPOSE

The primary purpose of the Audit Committee (the "Committee") of Vizacom Inc. (the "Company") is to assist the Board of Directors (the "Board") of the Company in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics programs as established by management and the Board.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

The Committee shall review the adequacy of this Charter on an annual basis.

B.  MEMBERSHIP

(i) The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet Nasdaq's audit committee requirements. Accordingly, all of the members will be directors:

1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company ("Independent Directors"); and

2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

(ii) Notwithstanding the above criteria with respect to the Committee's composition, the Board shall be permitted to appoint one (1) director to the Committee who is not an Independent Director, and is not a current employee or an immediate family member of such employee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and the shareholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

(iii) Moreover, the Committee composition requirements of this Section B shall not apply to the Company for so long as the Company files reports under SEC Regulation S-B. Instead, for such period the Committee shall be required to be comprised of at least two (2) members, a majority of which shall be Independent Directors.

C.  KEY RESPONSIBILITIES

(i) The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management including any internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

(ii) The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

- The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K or 10- KSB (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K or 10-KSB) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

- As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q or 10-QSB.

- The Committee shall discuss with the outside auditors the quality and adequacy of the Company's accounting principles as applied in its financial reporting including, but not limited to:

     - The clarity of the Company's financial disclosures and degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates; and

     - other significant decisions made by management in preparing the financial disclosure.

- The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

-    The Committee shall:

     - request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

     - discuss with the outside auditors any such disclosed relationships or services and their impact on the outside auditor's objectivity and independence; and

     - recommend that the Board take appropriate action to oversee the independence of the outside auditor.

(iii) The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

                                                           APPENDIX B
                          PROPOSED REVERSE STOCK SPLIT

     IF PROPOSAL NO. 2 IS APPROVED, THE FOLLOWING WILL BE INCLUDED IN AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY, IN ARTICLE FOURTH
THEREOF:

     (e) Each issued and outstanding share of Common Stock, par value of $.001 per share, of the Corporation (the "2001 Old Common Stock") as of the date of filing of this Certificate of Amendment of the Certificate of Incorporation of the Corporation (the "2001 Effective Date") shall automatically and without any action on the part of the holder thereof, be reclassified as and changed into one-x (1/x) [x is to be completed with a whole number which shall be either three, five, eight or ten, inclusive, hereafter approved by the Board of Directors] of one share of Common Stock, par value of $.001 per share (the "2001 New Common Stock"), of the Corporation, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the 2001 Effective Date represented outstanding shares of 2001 Old Common Stock (each, a "2001 Old Certificate") shall be entitled to receive upon surrender of such 2001 Old Certificate to the Company's Transfer Agent for cancellation, a certificate or certificates (each, a "2001 New Certificate") representing the number of whole shares of the 2001 New Common Stock into which the 2001 Old Common Stock formerly represented by the 2001 Old Certificate so surrendered are reclassified under the terms hereof. From and after the 2001 Effective Date, 2001 Old Certificates shall represent only the right to receive 2001 New Certificates pursuant to the provisions hereof. No script or fractional shares will be issued by reason of this amendment, but, in lieu thereof, one whole share will be issued to those stockholders who would otherwise be entitled to receive fractional shares. If more than one 2001 Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of 2001 New Common Stock for which 2001 New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the 2001 Old Certificates so surrendered. If any 2001 New Certificate is to be issued in a name other than that in which the 2001 Old Certificates surrendered for exchange are issued, the 2001 Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the 2001 Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the 2001 Effective Date, the amount of capital represented by the shares of the 2001 New Common Stock into which and for which the shares of the 2001 Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of 2001 Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

                                  VIZACOM INC.

     The undersigned hereby appoints Vincent DiSpigno and Alan W. Schoenbart, or either of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned, to vote as proxy all the stock of the undersigned in VIZACOM INC., a Delaware corporation (the "Company"), at the Company's Annual Meeting of Stockholders scheduled to be held on May 17, 2001 and any adjournments or postponements thereof.

                  (Continued and to be signed, on reverse side)

     The Board of Directors recommends a vote FOR the following proposals.

1. Election of the following nominees as directors in Class II, as set forth in the Company's proxy statement:

           Neil M. Kaufman                    Vincent DiSpigno

     [ ]   FOR the listed nominees
     [ ]   WITHHOLD authority to vote for all nominees
     [ ]   WITHHOLD authority to vote for the following individual nominees:
           --------------------------------------------------------------------
                                  [Print Name]

2. To consider to act upon a proposal to grant our board of directors authority to amend our certificate of incorporation to effect a reverse stock split of our common stock, in the proportion determined by the board of directors in the following alternative ratios:

     YOU MAY VOTE FOR, VOTE AGAINST OR ABSTAIN FROM VOTING ON ANY ONE OR MORE OF THE FOLLOWING. THE BOARD WILL SELECT ONE AND ONLY ONE OF THE APPROVED RATIOS.

           a. to authorize a one-for-three (1:3) reverse stock split:

                [ ] FOR            [ ] AGAINST        [ ] ABSTAIN

           b. to authorize a one-for-five (1:5) reverse stock split:

                [ ] FOR            [ ] AGAINST        [ ] ABSTAIN

           c. to authorize a one-for-eight (1:8) reverse stock split:

                [ ] FOR            [ ] AGAINST        [ ] ABSTAIN

           d. to authorize a one-for-ten (1:10) reverse stock split:

                [ ] FOR            [ ] AGAINST        [ ] ABSTAIN

3. Approve the issuance of 912,900 shares of our common stock that we are currently obligated to issue pursuant to the terms of our agreement and plan of merger, as amended, with respect to our acquisition of our PWR Systems subsidiary in March 2000.

                [ ] FOR            [ ] AGAINST        [ ] ABSTAIN

4. Upon such other business as may properly come before the meeting or any adjournment thereof.

                          [Reverse side of proxy card]


THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, OR
EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO
SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSAL NO. 1, PROPOSAL NO. 2 AND PROPOSAL NO. 3, AS SET FORTH ABOVE. RECEIPT OF THE COMPANY'S PROXY STATEMENT, DATED APRIL 3, 2001, IS HEREBY
ACKNOWLEDGED.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE



                [L.S.]                   [L.S.]    Dated:                , 2001
----------------        ----------------                  ---------------


                         (Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)